Exhibit 10.1

Bruker Corporation

2015 Short-Term Incentive Compensation Plan

Plan Objectives

The 2015 Bruker Corporation (“Bruker” or the “Company”) Short-Term Incentive Compensation Plan (the “ICP” or “Plan”) is designed to reward management employees and key personnel for performance that contributes significantly to the Company’s growth and financial success.

The Plan is designed to reward several layers of success at the Bruker Corporate, Group, Divisional, Business Unit, functional, and individual levels, while maintaining a focus on significant improvement over prior year results.

Eligibility

Select executive and key employees in the Company are eligible to participate in the Plan, as the Company may determine at its discretion. Sales commissioned employees and employees participating in any other incentive plan are not eligible to participate in the ICP. Employees participating in this ICP are generally not eligible to participate in any other cash-based incentive plan.

The Incentive Award for any employee who becomes eligible to participate in the Plan after the beginning of the Performance Period shall be pro-rated based on their participation date. Employees must become eligible prior to November 15th in order to participate. Participants must be active employees on payroll on the payout date to receive an Incentive Award. To be eligible to receive any Incentive Award under the Plan, the employee must be considered in good standing as determined by the Company in its sole discretion and may not be on a performance improvement plan.

Incentive Targets and Awards

Each Participant shall have a pre-determined Incentive Target, typically expressed as a percentage of the individual’s base salary. Additionally, the conditions to achieve the Incentive Target shall also be pre-determined.  Achievement of a Participant’s Incentive Target typically depends on a combination of Company or business achievement of financial and individual goals, along with demonstration of the Company’s Core Competencies, with weightings assigned to each based on Company discretion and Participant level in the organization. Incentive Award payouts are calculated and paid annually based on Company and individual performance relative to the goals and Core Competencies, such that actual Incentive Award payouts can be below, at, or above the Incentive Target.

For purposes of the Plan, financial goals may be determined pursuant to generally accepted accounting principles (GAAP) or on a non-GAAP basis and may include the following or variations thereof: earnings per share (EPS), earnings, earnings growth, operating income or profit, gross income or profit, operating margins, revenues, expenses, stock price, market share, return on sales, assets, equity or investment, regulatory compliance, internal or external audits, other balance sheet or income statement objectives, total shareholder return, cost control, strategic initiatives, net operating profit, after tax, pre-tax or after-tax income, working capital decrease or improvements, or cash flow.

Differences in weightings of financial goals, or the financial goals themselves, may exist between the Corporate and Group/Divisional financial metrics to reflect organizational scope, responsibility, and shareholder expectations.  Each of the metrics may also be weighted to reflect the relative importance of each of the goals. Participants in the operating groups may have a portion of their financial goals tied to their direct area of responsibility or some other area related to their responsibility (e.g., an organization that is “1-up” from their current direct area of accountability) to encourage teamwork, collaboration, and alignment across the organization.

Basis of Financial Targets

The determination of achievement of financial goals for purposes of Incentive Award calculations will be based upon final audited financial statements for the Performance Period; and, where applicable, the baseline numbers will be the prior year audited financial results as approved by the Company’s Board of Directors.

Incentive Award Achievement and Maximums

Financial Goals

Financial goals have a minimum of 0% payout and no maximum with payouts determined relative to the performance goals on a linear basis, e.g., 110% performance results in 110% payout for any one financial metric.

Individual Goals

All individual goals will be established with the Participant’s manager and approved by the appropriate executive officer, where appropriate. Individual performance will be assessed based on a combination of achievement of individual goals and demonstration of Core Competencies based on the manager’s assessment of individual performance. Individual performance has a minimum payout of 0% and a maximum payout of 125%.

Total Award Opportunity

Results of the financial goals relative to their respective targets will be multiplied by the corresponding payout percentage tied to the specific level of performance for each goal. Those products will then be added together to derive the final payout percentage for the financial portion of the award.  Results of the individual goals and demonstration of Core Competencies will be used in determining the overall payout for the individual portion of the award.

While there is no maximum on any one particular financial goal, the total Incentive Award payout under the Plan, after combining both financial and individual portions, is subject to a maximum payout of 200% of the Participant’s Incentive Target.

Award Payments

Annual Incentive Awards earned under the ICP will be paid shortly after audited results are approved by the Company’s Board of Directors and reported by the Company.  All Incentive Awards payable under the Plan are subject to applicable federal, state, and local withholding tax and any such other taxes as may be required.

General Provisions

The Company reserves the right to amend, modify, suspend or terminate the Plan at any time solely in its discretion with or without notice to Participants.

Nothing contained herein shall in any way alter the nature of employment at the Company or constitute a contract of employment or in any way be construed to confer on the Participant any right to continue as a participant in the Plan or as an employee of the Company or any subsidiary of the Company.

If an employee is terminated involuntarily for reasons other than performance or violation of Company policies prior to the end of a Performance Period or prior to when the Incentive Award would be paid out, the Company may, in its sole discretion, determine whether to pay any portion of the Incentive Award, taking into account such things as individual performance and length of time the employee performed in the designated role during the Performance Period.  If an employee resigns, or is terminated for performance reasons prior to the payout or violation of Company policies, he/she is not eligible to receive any Incentive Award.

The Compensation Committee (the “Committee”) is responsible for approving the Plan, Incentive Targets, and other metrics thereof. The Committee may

adjust Incentive Targets to take into account the effects of any Extraordinary Items.   “Extraordinary Items” means (a) items presented as such (or by other comparable terms) on the financial statements, (b) extraordinary, unusual or nonrecurring items of gain or loss, (c) changes in tax or accounting laws, rules or practices, (d) a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares, rights offering or other similar change, and (e) the effects of mergers, acquisitions, divestitures, spin offs or significant transactions. The Committee shall have full and sole authority to interpret the Plan, to establish and amend rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan, unless otherwise delegated to the Company’s CEO and CFO.

The payment of Incentive Awards pursuant to the achievement of the qualitative goals is subject to the satisfaction of minimum performance expectations, as determined by the Company’s CEO or CFO.  Such minimum performance expectations include, without limitation, compliance with the Company’s Code of Conduct and other policies.

In the event the CEO or CFO determine, in their sole respective discretion, that a Participant’s performance has failed to meet the minimum standard of performance reasonably expected of such Participant, the Participant will receive only such portion of his or her qualitative Incentive Awards calculated as payable in respect of such goals, or none of such qualitative Incentive Awards, as may be so determined by the CEO or the CFO, or, in the case of the CEO and CFO, by the Committee.

In addition, in the event such failure to achieve minimum performance expectations is due to a material violation of the Code of Conduct or other Company policies which fall within the Participant’s area of responsibility, the ability of the CEO or CFO to reduce or eliminate the qualitative Incentive Awards calculated as payable in respect of such goals shall be extended to and include the ability to eliminate or reduce the payment of amounts calculated as payable pursuant to the achievement of the quantitative goals.

Payments made to any Participant pursuant to an Incentive Award shall be subject to clawback: (1) to the extent of the excess of what would have been paid to the participant under a Restatement (as defined below), or (2) as required by any other clawback policy implemented by the Company or by any other provisions of any law, government regulation, or stock exchange listing requirement. For the purposes of the Plan, “Restatement” means, with respect to any payment under an Incentive Award, an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the United States federal securities laws that is required to be prepared at any time during the three-year period following such payment.

All interpretations and determinations, including determinations of the amount of Incentive Awards due any Participant, made by the Committee or its delegate(s) shall be final and binding on all persons.

The Company shall have the right to withhold from any amount payable hereunder any amount it reasonably determines is sufficient to satisfy all federal, state and local or non-U.S. withholding tax requirements on any Incentive Award under this Plan and to take such other action as may be necessary or advisable in the opinion of the Company to satisfy all obligations for withholding of such taxes.

This Plan applies to all employees globally, with such adjustments for local law and local business and accounting practices as the Committee may determine.

Notwithstanding other provisions of the Plan, in the event of a Change in Control (as defined below) of the Company, the Performance Period for a Participant shall end on the date of the Change in Control and the Incentive Target shall be adjusted to reflect the early termination of the Performance Period.  If the Incentive Target, as adjusted, is deemed satisfied by the Committee, the Participant may receive a ratable portion of the Incentive Award that would have been paid if the Performance Period had not been terminated early and the Incentive Target had been satisfied.  The ratable portion of the Incentive Award shall be determined by multiplying the original Incentive Award by a fraction, the numerator of which is the number of months from the first day of the Performance Period to the date of the Change in Control (including any fractional month) and the denominator of which is the total number of months in the original Performance Period or as otherwise authorized by the Committee.

The obligations of the Company under this Plan shall be unsecured and unfunded obligations, and to the extent that any Participant acquires a right to receive a payment under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company and no Participant shall have any right, title or interest in any of the assets of the Company or its affiliates.  No assets of the Company or its affiliates shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all assets of the Company and its affiliates shall be, and remain, the general unpledged, unrestricted assets thereof.

No right or interest of any Participant under the Plan and no Incentive Award will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no right or interest of any Participant under the Plan and any Incentive Award will be liable for, or subject to, any obligation or liability of such Participant.

This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Massachusetts, without reference to principles of conflict of laws which would require application of the law of another jurisdiction.

This Plan constitutes the entire agreement of the Company with respect to the subject matter thereof and cannot be modified by any oral statement or otherwise except by written action of the Committee.

Definitions

Change-In-Control:  “Change in Control” shall be deemed to have occurred under any one or more of the following conditions:

i)      if, within one year of any merger, consolidation, sale of a substantial part of the Company’s assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors (x) of the Company or (y) of any successor to the Company, or (z) if the Company becomes a subsidiary of or is merged into or consolidated with another corporation, of such corporation (the Company shall be deemed a subsidiary of such other corporation if such other corporation owns or controls, directly or indirectly, a majority of the combined voting power of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors);

ii)     if, as a result of a Transaction, the Company does not survive as an entity, or its shares are changed into the shares of another corporation unless the stockholders of the Company immediately prior to the Transaction own a majority of the outstanding shares of such other corporation immediately following the Transaction;

iii)    if, during the applicable Performance Period, any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than twenty percent (20%) of the then outstanding common stock of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company’s common stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own at least fifty percent (50%) of the Company’s common stock outstanding;

iv)   the dissolution or liquidation of the Company is approved by its stockholders; or

v)    if the members of the Board as of the date of commencement of the applicable Performance Period (the “Incumbent Board”) cease to represent at least two-thirds of the Board; provided, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by at least two-thirds of the members comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this paragraph (v), treated as though such person were a member of the Incumbent Board.

Committee: The Compensation Committee of Bruker Corporation

Core Competencies: Bruker’s set of defined behaviors that are linked to the Company’s strategic objectives, that help set Bruker apart from its competitors, and provide competitive advantage in the marketplace. They may change from time to time but generally include Excellence, Commitment, Customer Success, Innovation, Integrity, and People.

Incentive Award: The award payout under the Plan.

Incentive Target: The incentive opportunity expressed as a percent of the Participant’s base salary.

Participant: A specified employee who has met the eligibility criteria outlined in accordance with the Plan.

Performance Period: The period of time for which performance goals are measured for purposes of determining the awards earned under this Plan, generally January 1 through December 31.

Plan: The Incentive Compensation Plan.